 EXHIBIT 99.1

GENERAL FINANCE CORPORATION REPORTS SECOND QUARTER RESULTS FOR FISCAL YEAR 2020

PASADENA, CA – February 10, 2020 – General Finance Corporation (NASDAQ: GFN), a leading specialty rental services company offering portable storage, modular space and liquid containment solutions in North America and in the Asia-Pacific region of Australia and New Zealand (the “Company”), today announced its consolidated financial results for the second quarter and six months (“YTD”) ended December 31, 2019.

Second Quarter 2020 Highlights
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Leasing revenues, excluding the oil and gas sector and foreign currency exchange rates, increased by 9%.
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Leasing revenues were $60.8 million, compared to $63.5 million for the second quarter of fiscal year 2019.
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Leasing revenues comprised 67% of total non-manufacturing revenues for both periods.
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Total revenues were $92.1 million, compared to $98.0 million for the second quarter of fiscal year 2019.
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Adjusted EBITDA was $26.4 million, compared to $29.7 million for the second quarter of fiscal year 2019.
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Adjusted EBITDA margin was 29%, compared to 30% in the second quarter of fiscal year 2019.
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Net income attributable to common shareholders was $9.5 million, or $0.30 per diluted share, compared to a net loss attributable to common shareholders of $5.1 million, or $0.17 per diluted share, for the second quarter of fiscal year 2019. Included in these results were a non-cash benefit of $3.9 million and a non-cash charge of $9.3 million in fiscal years 2020 and 2019, respectively, for the change in valuation of stand-alone bifurcated derivatives.
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Average fleet unit utilization was 77%, compared to 84% in the second quarter of fiscal year 2019.
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Consistent with our organic growth strategy, we entered two new markets, opening one greenfield location in North America and one in the Asia-Pacific region.

YTD 2020 Highlights
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Leasing revenues, excluding the oil and gas sector and foreign currency exchange rates, increased by approximately 12%.
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Leasing revenues were $119.7 million, compared to $121.8 million for the first six months of fiscal year 2019.
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Leasing revenues comprised 67% of total non-manufacturing revenues versus 64% for the first six months of fiscal year 2019.
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Total revenues were $182.0 million, compared to $195.8 million for the first six months of fiscal year 2019.
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Adjusted EBITDA was $51.5 million, compared to $56.7 million for the first six months of fiscal year 2019.
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Adjusted EBITDA margin was 28%, compared to 29% for the first six months of fiscal year 2018.
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Net income attributable to common shareholders was $14.5 million, or $0.46 per diluted share, compared to a net loss attributable to common shareholders of $14.2 million, or $0.50 per diluted share, for the first six months of fiscal year 2019. Included in these results were a non-cash benefit of $4.9 million and a non-cash charge of $21.7 million in fiscal years 2020 and 2019, respectively, for the change in valuation of stand-alone bifurcated derivatives.
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Average fleet unit utilization was 77%, compared to 83% in the first six months of fiscal year 2019.
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Entered three new markets, opening one greenfield location in North America and two in the Asia-Pacific region.

Management Commentary

“Our core North American leasing operations again delivered strong quarterly performance,” said Jody Miller, President and Chief Executive Officer. “Pac-Van continues to generate exceptional results, delivering an 11% year-over-year increase in leasing revenues, driven by strength across nearly all sectors. However, offsetting this growth was continued softness in our liquid containment business at Lone Star, which recorded lower results for the quarter due to decreased oil and gas activity in Texas. At Royal Wolf, our second quarter results were impacted by moderately lower revenues and a declining Australian dollar relative to the U.S. dollar.”

Mr. Miller added, “While our hearts and support go to the people of Australia, we are fortunate to report that none of our staff or property has been significantly impacted by the recent bushfires. We are not seeing, nor do we expect to see, any material decline in demand from customers and as we move into the recovery phase there may well be increased opportunities for leasing.”

Charles Barrantes, Executive Vice President and Chief Financial Officer, added, “Despite modestly lower adjusted EBITDA in our second quarter, our cash from operating activities improved and we maintained a net leverage ratio at below four times, demonstrating our disciplined approach to capital allocation. We have reduced our cost of capital and enhanced our financing flexibility over the past couple of years and will continue doing so over the remainder of this calendar year.”

Second Quarter 2020 Operating Summary

North America
Revenues from our North American leasing operations for the second quarter of fiscal year 2020 totaled $60.6 million, compared with $63.9 million for the second quarter of fiscal year 2019, a decrease of 5%. Leasing revenues decreased by 6% on a year-over-year basis. The decrease in leasing revenues was primarily in the oil and gas sector, substantially all attributable to Lone Star, while being partially offset by increases in the construction, commercial, retail and industrial sectors. Sales revenues decreased by 3%, primarily in the industrial, education and services sectors, while being partially offset by increases in the construction and commercial sectors. Adjusted EBITDA was $19.9 million for the second quarter of fiscal year 2020, as compared with $22.0 million for the prior year’s quarter, a decrease of approximately 9%. Adjusted EBITDA from Pac-Van increased by 14% to $17.6 million, from $15.4 million in the second quarter of fiscal year 2019, and adjusted EBITDA from Lone Star decreased by 65% to $2.3 million, from $6.6 million in the year-ago quarter.

North American manufacturing revenues for the second quarter of fiscal year 2020 totaled $3.1 million and included intercompany sales of $1.5 million from products sold to our North American leasing operations. This compares to $3.6 million of total sales, including intercompany sales of $0.9 million during the second quarter of fiscal year 2019. On a stand-alone basis, prior to intercompany adjustments, adjusted EBITDA was an approximate $97,000 loss in the second quarter of fiscal year 2020, compared with adjusted EBITDA of $228,000 for the year-ago quarter.

Asia-Pacific
Revenues from the Asia-Pacific region for the second quarter of fiscal year 2020 totaled $29.9 million, compared with $31.4 million for the second quarter of fiscal year 2018, a decrease of 5%. On a local currency basis, total revenues decreased by less than 1%. The relatively comparable revenues in local dollars was driven primarily by increased revenues in the transportation, industrial and government sectors, and was substantially offset by decreases in the moving and storage, construction, consumer and utilities sectors. Leasing revenues increased slightly on a year-over-year basis, but increased by 5% on a local currency basis, driven primarily by increases across almost all sectors, partially offset by slight decreases in the agricultural and energy sectors. Adjusted EBITDA for the second quarter of 2020 was $7.9 million, as compared to $8.6 million for the year-ago quarter, a decrease of approximately 8%. On a local currency basis, adjusted EBITDA decreased by approximately 4%.

Balance Sheet and Liquidity Overview

At December 31, 2019, the Company had total debt of $398.4 million and cash and cash equivalents of $10.1 million, compared with $411.1 million and $10.4 million at June 30, 2019, respectively. At December 31, 2019, our North American leasing operations had $73.5 million available to borrow under its senior credit facility, and our Asia-Pacific leasing operations had, including cash at the bank, $21.7 million (A$31.0 million), available to borrow under its senior credit facility.

During the first six months of fiscal year 2020, the Company generated cash from operating activities of $37.5 million, as compared to $19.4 million for the year-ago quarter. For the first six months of fiscal year 2020, the Company invested a net $17.9 million ($17.3 million in North America and $0.6 million in the Asia-Pacific) in the lease fleet, as compared to $21.7 million in net fleet investment ($16.6 million in North America and $5.1 million in the Asia-Pacific) in the first six months of fiscal year 2019.

Receivables were $51.4 million at December 31, 2019, as compared to $56.2 million at June 30, 2019. Days sales outstanding in receivables at December 31, 2019, for our Asia-Pacific and North American leasing operations were 39 and 40 days, as compared to 34 and 46 days, respectively, as of June 30, 2019.

Outlook

On our first quarter earnings conference call, we stated that consolidated revenues for fiscal year 2020 were expected to be in the range of $370 million to $390 million and that consolidated adjusted EBITDA was expected to be in the range of plus or minus 4% in fiscal year 2020 from fiscal year 2019. Based on our year-to-date results, we now expect that consolidated revenues for fiscal year 2020 will be in the range of $365 million to $375 million and that consolidated adjusted EBITDA will be in the range of minus 2% to minus 8% in fiscal year 2020 from fiscal year 2019. This outlook does not take into account the impact of any acquisitions that may occur in fiscal year 2020.

Conference Call Details

Management will host a conference call today at 8:30 a.m. Pacific Time (11:30 a.m. Eastern Time) to discuss the Company's operating results. The conference call number for U.S. participants is (866) 901-5096 and the conference call number for participants outside the U.S. is (706) 643-3717. The conference ID number for both conference call numbers is 8388017. Additionally, interested parties can listen to a live webcast of the call in the "Investor Relations" section of the Company's website at http://www.generalfinance.com.

A replay of the conference call may be accessed through February 24, 2020 by dialing (800) 585-8367 (U.S.) or (404) 537-3406 (international), using conference ID number 8388017.

After the replay has expired, interested parties can listen to the conference call via webcast in the "Investor Relations" section of the Company's website at http://www.generalfinance.com.

About General Finance Corporation

Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN, www.generalfinance.com) is a leading specialty rental services company offering portable storage, modular space and liquid containment solutions.  Management’s expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company’s subsidiaries.  The Company’s Asia-Pacific leasing operations in Australia and New Zealand consist of wholly-owned Royal Wolf (www.royalwolf.com.au), the leading provider of portable storage solutions in those regions. The Company’s North America leasing operations consist of wholly-owned subsidiaries Pac-Van, Inc. (www.pacvan.com) and Lone Star Tank Rental Inc. (www.lonestartank.com), providers of portable storage, office and liquid storage tank containers, mobile offices and modular buildings.  The Company also owns Southern Frac, LLC (www.southernfrac.com), a manufacturer of portable liquid storage tank containers and, under the trade name Southern Fabrication Specialties (www.southernfabricationspecialties.com), other steel-related products in North America.

Cautionary Statement about Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements addressing management’s views with respect to future financial and operating results, competitive pressures, increases in interest rates for our variable rate indebtedness, our ability to raise capital or borrow additional funds, changes in the Australian, New Zealand or Canadian dollar relative to the U.S. dollar, regulatory changes, customer defaults or insolvencies, litigation, the acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control, our ability to procure adequate levels of products to meet customer demand, our ability to procure adequate supplies for our manufacturing operations, labor disruptions, adverse resolution of any contract or other disputes with customers, declines in demand for our products and services from key industries such as the Australian resources industry or the U.S. oil and gas and construction industries, or a write-off of all or a part of our goodwill and intangible assets. These risks and uncertainties could cause actual outcomes and results to differ materially from those described in our forward-looking statements. We believe that the expectations represented by our forward-looking statements are reasonable, yet there can be no assurance that such expectations will prove to be correct. Furthermore, unless otherwise stated, the forward-looking statements contained in this press release are made as of the date of the press release, and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise unless required by applicable law. The forward-looking statements contained in this press release are expressly qualified by these cautionary statements. Readers are cautioned that these forward-looking statements involve certain risks and uncertainties, including those contained in filings with the Securities and Exchange Commission.

Investor Contact

Larry Clark
Financial Profiles, Inc.
310-622-8223

-Financial Tables Follow-

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)
	Quarter Ended December 31,		Six Months Ended December 31,
	2018	2019	2018	2019
Revenues
Sales:
Lease inventories and fleet	$31,813	$29,741	$67,449	$58,532
Manufactured units	2,671	1,583	6,509	3,756
	34,484	31,324	73,958	62,288
Leasing	63,509	60,785	121,827	119,718
	97,993	92,109	195,785	182,006

Costs and expenses
Cost of sales:
Lease inventories and fleet (exclusive of the items shown separately below)	23,289	21,600	50,110	41,816
Manufactured units	2,271	1,637	5,369	3,464
Direct costs of leasing operations	23,574	22,761	45,928	45,619
Selling and general expenses	20,350	20,483	39,663	41,138
Depreciation and amortization	11,054	8,609	21,055	18,020

Operating income	17,455	17,019	33,660	31,949

Interest income	33	180	81	366
Interest expense	(8,868)	(6,930)	(17,493)	(14,254)
Change in valuation of bifurcated derivatives in Convertible Note	(9,332)	3,902	(21,698)	4,894
Foreign exchange and other	(1,782)	264	(3,293)	(309)
	(19,949)	(2,584)	(42,403)	(9,303)

Income (loss) before provision for income taxes	(2,494)	14,435	(8,743)	22,646

Provision for income taxes	1,712	3,994	3,627	6,254

Net income (loss)	(4,206)	10,441	(12,370)	16,392

Preferred stock dividends	(922)	(922)	(1,844)	(1,844)
Net income (loss) attributable to common stockholders	$(5,128)	$9,519	$(14,214)	$14,548

Net income (loss) per common share:
Basic	$(0.17)	$0.31	$(0.50)	$0.48
Diluted	(0.17)	0.30	(0.50)	0.46

Weighted average shares outstanding:
Basic	29,907,679	30,253,075	28,649,451	30,229,164
Diluted	29,907,679	31,537,637	28,649,451	31,433,274

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)

	June 30, 2019	December 31, 2019
Assets
Cash and cash equivalents	$10,359	$10,067
Trade and other receivables, net	56,204	51,372
Inventories	29,077	31,436
Prepaid expenses and other	9,823	9,383
Property, plant and equipment, net	22,895	24,578
Lease fleet, net	456,822	466,274
Operating lease assets	—	70,149
Goodwill	111,323	111,275
Other intangible assets, net	21,809	19,743
Total assets	$718,312	$794,277

Liabilities
Trade payables and accrued liabilities	$48,460	$43,843
Income taxes payable	506	302
Unearned revenue and advance payments	22,671	29,028
Operating lease liabilities	—	70,727
Senior and other debt, net	411,141	398,423
Fair value of bifurcated derivatives in Convertible Note	19,782	14,888
Deferred tax liabilities	38,711	44,114
Total liabilities	541,271	601,325

Commitments and contingencies	—	—

Equity
Cumulative preferred stock, $.0001 par value: 1,000,000 shares authorized; 400,100 shares issued and outstanding (in series)	40,100	40,100
Common stock, $.0001 par value: 100,000,000 shares authorized; 30,471,406 shares issued and outstanding at June 30, 2019 and 30,604,348 at December 31, 2019	3	3
Additional paid-in capital	183,933	183,555
Accumulated other comprehensive loss	(18,755)	(18,858)
Accumulated deficit	(28,744)	(12,352)
Total General Finance Corporation stockholders’ equity	176,537	192,448
Equity of noncontrolling interests	504	504
Total equity	177,041	192,952
Total liabilities and equity	$718,312	$794,277

Explanation and Use of Non-GAAP Financial Measures

Earnings before interest, income taxes, impairment, depreciation and amortization and other non-operating costs and income (“EBITDA”) and adjusted EBITDA are non-U.S. GAAP measures. We calculate adjusted EBITDA to eliminate the impact of certain items we do not consider to be indicative of the performance of our ongoing operations. In addition, in evaluating adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the expenses excluded from our presentation of adjusted EBITDA. Our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. We present adjusted EBITDA because we consider it to be an important supplemental measure of our performance and because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, many of which present EBITDA and a form of adjusted EBITDA when reporting their results. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. We compensate for these limitations by relying primarily on our U.S. GAAP results and using adjusted EBITDA only supplementally. The following tables show our adjusted EBITDA and the reconciliation from net income (loss) on a consolidated basis and from operating income (loss) for our geographic segments (in thousands):
	Quarter Ended December 31,		Six Months Ended December 31,
	2018	2019	2018	2019
Net income (loss)	$(4,206)	$10,441	$(12,370)	$16,392
Add (deduct) —
Provision for income taxes	1,712	3,994	3,627	6,254
Change in valuation of bifurcated derivatives in Convertible Note	9,332	(3,902)	21,698	(4,894)
Foreign exchange and other	1,782	(264)	3,293	309
Interest expense	8,868	6,930	17,493	14,254
Interest income	(33)	(180)	(81)	(366)
Depreciation and amortization	11,155	8,706	21,258	18,218
Share-based compensation expense	663	685	1,341	1,368
Refinancing costs not capitalized	448	--	448	--
Adjusted EBITDA	$29,721	$26,410	$56,707	$51,535
	Quarter Ended December 31, 2018				Quarter Ended December 31, 2019
	Asia-Pacific	North America			Asia-Pacific	North America
	Leasing	Leasing	Manufacturing	Corporate	Leasing	Leasing	Manufacturing	Corporate
Operating income (loss)	$3,437	$15,228	$121	$(1,458)	$4,646	$14,062	$(203)	$(1,717)
Add -
Depreciation and amortization	5,016	6,227	101	3	3,056	5,732	97	3
Share-based compensation Xexpense	192	81	6	384	183	118	9	375
Refinancing costs not capitalized	-	448	-	-	-	-	-	-
Adjusted EBITDA	$8,645	$21,984	$228	$(1,071)	$7,885	$19,912	$(97)	$(1,339)
Intercompany adjustments				$(65)				$49

	Six Months Ended December 31, 2018				Six Months Ended December 31, 2019
	Asia-Pacific	North America			Asia-Pacific	North America
	Leasing	Leasing	Manufacturing	Corporate	Leasing	Leasing	Manufacturing	Corporate
Operating income (loss)	$5,853	$29,830	$609	$(2,924)	$7,349	$27,731	$(27)	$(3,383)
Add -
Depreciation and amortization	9,173	12,255	203	12	7,009	11,369	198	6
Share-based compensation Xexpense	384	162	12	78 3	366	235	18	749
Refinancing costs not capitalized	-	448	-	-	-	-	-	-
Adjusted EBITDA	$15,410	$42,695	$824	$(2,129)	$14,724	$39,335	$189	$(2,628)
Intercompany adjustments				$(93)				$(85)